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EXHIBIT 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS'





The Board of Directors and Shareholders
FiberChem, Inc.

We hereby consent to the incorporation by reference in Registration Statements No. 33-61479 and 33-82330 on Form S-8 of our report dated November 16, 1999, except for the third paragraph of Note 1 and Note 12, as to which the date is December 6, 1999, related to the consolidated balance sheet of FiberChem, Inc. and Subsidiaries as of September 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the September 30, 1999 annual report on Form 10-KSB of FiberChem, Inc. and Subsidiaries.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 29, 1999